ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated May 23, 2012

ETRACS launches two new monthly pay income ETNs

ETRACS is pleased to announce two new exchange-traded products: ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN (Ticker: DVYL) and ETRACS Monthly Pay 2xLeveraged S&P Dividend ETN (Ticker: SDYL) which are the first exchange-traded products to provide 2x leveraged exposure to the performance of the Dow Jones U.S. Select Dividend lndexSM and the S&P High Yield Dividend Aristocrats Index, respectively. Both are designed to provide significant income potential in the form of a variable monthly coupon linked to 2 times the dividends, if any, on the index constituents.

Benefits of investing in DVYL and SDYL:

•   2x leveraged exposure to the Indexes, less fees, making them the only exchange-traded products with leveraged exposure to these indexes.

•   Monthly leverage resetting, which provides an innovative alternative to daily leverage resetting typically used in other leveraged products.

•   Significant income potential in the form of variable monthly coupons linked to 2 times the dividends, if any, on the index constituents.

More Information ▶ DVYL Factsheet ▶ DVYL Pricing Supplement ▶ DVYL Product Supplement ▶ SDYL Factsheet ▶ SDYL Pricing Supplement ▶ SDYL Product Supplement Contact us Tel +1-877-387 2275 etracs@ubs.com

• Convenience of investing in single, exchange-traded securities.
To find out more, click on the links to the right or email ETRACS with your questions.
An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under

“Risk Factors” in the product supplement and pricing

supplement for the ETRACS ETNs.

www.etracs.com

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions Please consult the restrictions relating to the product or service in question for further information Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/). An investment in the ETRACS ETNs involves risks and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs.

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and pricing supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC.

UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2012 The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS The Dow Jones U.S. Select Dividend IndexSM is a product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Indexes, and has been licensed for use. “Dow Jones®”, “Dow Jones US. Select Dividend IndexSM” and “Dow Jones Indexes” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and have been licensed for use for certain purposes by UBS The ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN is not sponsored, endorsed, sold or promoted by Dow Jones, CME Indexes or their respective affiliates. Dow Jones, CME Indexes and their respective affiliates make no representation or warranty, express or implied, to the owners of the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN or any member of the public regarding the advisability of trading in the Product(s). Dow Jones’, CME Index’s and their respective affiliates’ only relationship to the Licensee is the licensing of certain trademarks and trade names of Dow Jones and of the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN, which is determined, composed and calculated by CME Indexes without regard to UBS AG or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN. Dow Jones and CME Indexes have no obligation to take the needs of UBS AG or the owners of the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN into consideration in determining, composing or calculating “The Dow Jones U.S. Select Dividend IndexSM”. Dow Jones, CME Indexes and their respective affiliates are not responsible for and have not participated in the determination of the timing, prices, or quantities of the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN to be sold or in the determination or calculation of the equation by which the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN are to be converted into cash Dow Jones, CME Indexes and their respective affiliates have no obligation or liability in connection with the administration, marketing or trading of the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN currently being issued by UBS AG, but which may be similar to and competitive with the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of The Dow Jones US. Select Dividend IndexSM. It is possible that this trading activity will affect the value of the The Dow Jones U.S. Select Dividend IndexSM and the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN. DOW JONES CME INDEXES AND THEIR RESPECTIVE AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES U.S. SELECT DIVIDEND INDEXSM OR ANY DATA INCLUDED THEREIN AND DOW JONES, CME INDEXES AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES, CME INDEXES AND THEIR RESPECTIVE AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE ETRACS MONTHLY PAY 2XLEVERAGED DOW JONES SELECT DIVIDEND INDEX ETN, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES U.S. SELECT DIVIDEND INDEXSM OR ANY DATA INCLUDED THEREIN. DOW JONES, CME INDEXES AND THEIR RESPECTIVE AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES U.S. SELECT DIVIDEND INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME INDEXES OR THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME INDEXES AND UBS, OTHER THAN THE LICENSORS OF CME INDEXES. Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and UBS AG have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the S&P High Yield Dividend Aristocrats® Index, in connection with securities, including the ETNs. The S&P High Yield Dividend Aristocrats® Index is owned and published by S&P. The ETNs are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P High Yield Dividend Aristocrats® Index to track general stock market performance. S&P’s and its third party licensor’s only relationship to UBS AG is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the S&P High Yield Dividend Aristocrats® Index which is determined, composed and calculated by S&P or its third party licensors without regard to UBS AG or the ETNs. S&P and its third party licensors have no obligation to take the needs of UBS AG or the owners of the ETNs into consideration in determining, composing or calculating the S&P High Yield Dividend Aristocrats® Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the ETNs. NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P HIGH YIELD DIVIDEND ARISTOCRATS® INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P HIGH YIELD DIVIDEND ARISTOCRATS® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY

INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. “S&P®”, “Standard & Poor’s®”, “S&P 500®”, “S&P 500® Dividend Aristocrats®” and “Dividend Aristocrats®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by UBS. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities. Other marks may be trademarks of their respective owners. All rights reserved.

In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker-dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

Intended for recipient only and not for further distribution without the consent of UBS.

If you do not want to receive such reports by email, please click unsubscribe and we will continue to send reports by post. If you would like to cease receiving all reports or have any requests please contact +1-203-719 1157.

UBS Securities LLC, a subsidiary of UBS AG, 677 Washington Boulevard, Stamford, CT, 06901, United States, www.ubs.com